Cross InDEMNIFICATION agreemenT

This CROSS INDEMNIFICATION AGREEMENT (this “Agreement”) made as of this 9th day of January, 2015 by and among: (i) Landwin Chandler, LLC, a Delaware limited partnership (“Borrower”), (ii) Landwin/Tempe Square, LLC, an Arizona limited liability company and sole member of the Borrower (“Sole Member”), (iii) Landwin Partners Fund I, LLC, a Delaware limited liability company (the “Guarantor”), and (iv) Landwin Management LLC, a Delaware limited liability company (the “Manager” and, together with Borrower, Sole Member and Guarantor, each sometimes referred to herein individually as a “Party”, and collectively, as the “Parties”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement (as defined below).

WHEREAS, the Guarantor has executed and delivered that certain Guaranty of Recourse Obligations dated as of January 9, 2015, a copy of which is attached hereto as Exhibit A (the “Guaranty”), with respect to certain obligations (the “Guaranteed Obligations”) under the Loan Agreement referenced therein (the “Loan Agreement”);

WHEREAS, the lender under the Loan Agreement required, as a condition precedent to the loan under the Loan Agreement, that the Guarantor provide the Guaranty;

WHEREAS, the Guarantor and the Borrower are affiliated entities;

WHEREAS, the compensation that is paid to the Guarantor was determined by referenced to the amount that a third party insurance company would charge for providing a similar guaranty or policy;

WHEREAS, the Guaranty will create a payment obligation of the Guarantor only if certain actions are taken, directly or indirectly, by any of the Parties or if the Borrower breached or breaches certain representations and warranties or covenants, each of which is subject to the review and approval of the Manager; and

WHEREAS, in connection with the foregoing transactions, the Parties desire to set forth their understanding with respect to their obligations in the event that the Guarantor incurs any liability pursuant to the Guaranteed Obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Agreement to Hold Harmless.

(a) In the event Guarantor pays any amount under the Guaranty, then Borrower shall, within three (3) business days after receipt of notice thereof (the “Due Date”), pay to Guarantor an amount in cash equal to 100% of the amount such payment by Guarantor, plus the Interest Amount.

(b) In the event that Guarantor pays any amount under the Guaranty and such payment arises from or is related to a Management Action, then the Manager shall pay to Guarantor an amount in cash equal to 100% of the amount such payment by Guarantor, plus the Interest Amount, less the amount actually received by Guarantor from the Borrower.

(c) For the purposes of this Agreement, the following terms shall have the respective meanings provided below:

(i) “Interest Amount” shall mean an amount that is computed at an annual rate of 15%, compounded annually, accruing from the date that a payment is made under the Guaranty by Guarantor to the date that Guarantor has been reimbursed in full, and has been held harmless, by Borrower or Manager, as the case may be.

(ii) “Management Action” shall mean any of the following events or actions to the extent it creates or is related to any event that triggers a payment obligation by Guarantor under the Guaranty:

(A) Any action that is taken, directly or indirectly, by the Manager;

(B) Any action that is taken by Borrower or any of its Affiliates that is authorized or permitted, directly or indirectly, by the Manager; or

(C) Any breach or default of any of the representations and warranties of Borrower under the loan agreement reference in the Guaranty or any supplement thereto.

2. Notice of Claims. Guarantor will provide Borrower and Manager notice of any claim against Guarantor for payment under the Guaranty (a “Claim”). Guarantor will not increase the aggregate liability of Guarantor under the Guaranty without the prior consent of Borrower.

3. Obligations of the Manager. The Manager shall all commercially reasonable efforts to prosecute fully all of the rights of Guarantor under this Agreement.

4. Consideration. The Borrower shall pay the Guarantor, as consideration for providing the Guaranty, an amount equal to $38,750.00, which amount the parties acknowledge has been paid in full.

5. Nature of Obligations. This Agreement creates an obligation of payment and not of collection and each of Borrower and the Manager waives: (i) any right to require that any action be brought against each such Party prior to, or at the same time as, any other Party or any other person or party and (ii) notice of presentment, protest, notice of protest, notice of non-payment, notice of dishonor, notice of intent to accelerate and notice of acceleration with respect to a default hereunder by any such Party. Each of Borrower and the Manager hereby consents and agrees and acknowledges that the obligations under this Agreement hereunder shall not be released or discharged by any act or omission by or on behalf of Guarantor or any other person which would otherwise constitute or create a legal or equitable defense in favor of Borrower or the Manager (or both).

6. Attorney Fees. If any dispute arises between any of the Parties with respect to this Agreement, then all reasonable attorney’s fees and disbursements incurred by the prevailing Party in any action, arbitration or other judicial or quasi-judicial proceeding with respect to such dispute shall be paid, on demand, by the non-prevailing Party or Parties. To the extent such payment is not timely paid, the amount due to the Prevailing Party shall be increased by interest accruing at the rate imposed under New York law for unpaid judgments.

7. Arbitration. Any dispute or claim arising out of or in connection with your employment with the Company will be finally settled by binding arbitration conducted in accordance with the then-current California Arbitration Act Rules (the “California Rules”), to the extent not inconsistent with the American Arbitration Association (“AAA”) Rules (as defined below), and pursuant to California law without reference to rules of conflicts of law or rules of statutory arbitration. The parties agree that any arbitration will be administered by the AAA and that one neutral arbitrator will be selected in a manner consistent with the AAA National Rules for the Resolution of Employment Disputes (the “AAA Rules”). The location of the arbitration shall be in the same city as the Company’s headquarters at the time of the arbitration. Except as provided by the California Rules, arbitration shall be the sole, exclusive, and final remedy for any dispute between the Employee and the Company. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This section shall survive the term of this Agreement.

8. Governing Law. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of California and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of California without reference to its choice of law rules.

9. Exclusive Jurisdiction. Subject to the provisions of Section 18, all actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the West Los Angeles Branch in Santa Monica, California. Each of the Parties, by execution and delivery of this Agreement: (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 15 of this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

10. Expenses. The Borrower shall pay all costs and expenses of all of the Parties that are incident to the negotiation and preparation of this Agreement.

11. Miscellaneous.

(a) This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

(b) The section headings herein are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

(c) Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Any reference herein to a section or any exhibit or schedule shall be a reference to a section of, and an exhibit or schedule to, this Agreement unless the context otherwise requires.

(d) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

12. Severance Provision. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Party or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

13. Integration. This Agreement contains the entire understanding and agreement of the Parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one Agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

15. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be delivered and deemed to have been provided to Parties at the principal office of such Party.

16. Representations and Warranties. Each of the Parties represents and warrants that such Party has duly authorized, executed and delivered this Agreement and this Agreement constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions.

17. Covenants. Each of the Parties warrants and covenants that it has not and will not take, or cause any Affiliate, officer, director or representative, to take, any action that constitutes a Springing Recourse Event.

18. Waiver. No failure or delay by any Party in exercising any right or remedy against the other parties hereto shall operate as a waiver of such right or remedy or of any other right or remedy.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

LANDWIN PARTNERS FUND I, LLC

By:	Landwin Management, LLC, its Manager

By:	Sylvia Inc., a California corporation,
its Authorized Signatory

By:	/s/ Martin Landis
Name:	Martin Landis
Title:	Chief Executive Officer

LANDWIN CHANDLER, LLC

By:	Sylvia Inc., a California corporation,
its Authorized Signatory

By:	/s/ Martin Landis
Name:	Martin Landis
Title:	Chief Executive Officer

LANDWIN/TEMPE SQUARE, LLC

By:	Sylvia Inc., a California corporation,
its Authorized Signatory

By:	/s/ Martin Landis
Name:	Martin Landis
Title:	Chief Executive Officer

LANDWIN MANAGEMENT, LLC

By:	Sylvia Inc., a California corporation,
its Authorized Signatory

By:	/s/ Martin Landis
Name:	Martin Landis
Title:	Chief Executive Officer

Exhibit A

GUARANTY OF RECOURSE OBLIGATIONS

This GUARANTY OF RECOURSE OBLIGATIONS (this “Guaranty”) is executed as of January 9, 2015 by LANDWIN PARTNERS FUND I, LLC, a Delaware limited liability company, having its principal place of business at 17200 Ventura Boulevard, Suite 206, Encino, California 91316 (“Guarantor”), for the benefit of STARWOOD MORTGAGE CAPITAL LLC, a Delaware limited liability company, having an address at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139 (“Lender”).

W I T N E S S E T H:

A. Pursuant to that certain Promissory Note, dated of even date herewith, executed by LANDWIN CHANDLER, LLC, a Delaware limited liability company, (“Borrower”) and payable to the order of Lender in the original principal amount of Fifteen Million Five Hundred Thousand and No/100 Dollars ($15,500,000.00) (together with all renewals, modifications, increases and extensions thereof, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”) which is made pursuant to that certain Loan Agreement, dated of even date herewith, between Borrower and Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B. Lender is not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantor unconditionally guarantee the payment and performance to Lender of the Guaranteed Obligations (as herein defined).

C. Guarantor is the owner of direct or indirect interests in Borrower, and Guarantor will directly benefit from Lender’s making the Loan to Borrower.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1

NATURE AND SCOPE OF GUARANTY

Section 1.1 Guaranty of Obligation.

(a) Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations (as defined below) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

(b) As used herein, the term “Guaranteed Obligations” means (i) Borrower’s Recourse Liabilities and (ii) from and after the date that any Springing Recourse Event occurs, payment of all of the Obligations.

(c) Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.

Section 1.2 Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.

Section 1.3 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 1.4 Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Lender and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantor, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.5 No Duty To Pursue Others. It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

Section 1.6 Waivers. Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances made by Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Mortgage, the Loan Agreement or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Property, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.

Section 1.7 Payment of Expenses. In the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Lender, pay Lender all costs and expenses (including court costs and attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder, together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

Section 1.8 Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

Section 1.9 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for the payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

ARTICLE 2

EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1 Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations or any failure of Lender to notify Guarantor of any such action.

Section 2.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to )Borrower or Guarantor.

Section 2.3 Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor or any changes in the direct or indirect shareholders, partners or members, as applicable, of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.

Section 2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

Section 2.5 Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

Section 2.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8 Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

Section 2.10 Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.11 Merger. The reorganization, merger or consolidation of Borrower or Guarantor into or with any other Person.

Section 2.12 Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.

Section 2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents and to extend credit to Borrower, Guarantor represents and warrants to Lender as follows:

Section 3.1 Benefit. Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

Section 3.2 Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3 No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

Section 3.4 Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor (a) is and will be solvent, (b) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (c) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.

Section 3.5 Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.6 Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

ARTICLE 4

SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Guarantor. The Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Obligations or the Guaranteed Obligations remain outstanding, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.

Section 4.2 Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full of the Obligations and the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

Section 4.3 Payments Held in Trust. Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.

Section 4.4 Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, Guarantor shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by Guarantor. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender.

ARTICLE 5.

COVENANTS

Section 5.1 Definitions. As used in this Article 5, the following terms shall have the respective meanings set forth below:

(a) “GAAP” shall mean generally accepted accounting principles, consistently applied.

(b) “Liquid Asset” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) certificates of deposit (with a maturity of two years or less) issued by, or savings account with, any bank or other financial institution reasonably acceptable to Lender or (c) marketable securities listed on a national or international exchange reasonably acceptable to Lender, marked to market.

(c) “Net Worth” shall mean, as of a given date, (i) Guarantor’s total assets as of such date less (ii) Guarantor’s total liabilities as of such date, determined in accordance with GAAP or a cash basis of accounting (consistently applied).

Section 5.2 Covenants. Until all of the Obligations and the Guaranteed Obligations have been paid in full, Guarantor (i) shall maintain (x) a Net Worth of not less than Seven Million Seven Hundred Fifty Thousand and No/100 Dollars ($7,750,000.00) and (y) Liquid Assets of not less than One Million and No/100 Dollars ($1,000,000.00) (collectively, the “Financial Covenants”), (ii) shall not sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction, (iii) within forty-five (45) days following the end of each calendar quarter, shall deliver to Lender, with respect to the prior calendar quarter, unaudited quarterly and year-to-date statements of income and expense and cash flow prepared on a cash basis for Guarantor, together with a balance sheet as of the end of such prior calendar quarter for Guarantor, together with a certificate of Guarantor (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that such quarterly financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Guarantor in a manner consistent with GAAP or a cash basis of accounting (consistently applied) and the requirements of Regulation AB, and (iv) within ninety (90) days following the end of each calendar year, shall deliver to Lender a complete copy of Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP or a cash basis of accounting (consistently applied) and the requirements of Regulation AB, including statements of income and expense and cash flow and a balance sheet for Guarantor, together with a certificate of Guarantor (A) setting forth in reasonable detail Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar year and based on such annual financial statements, and (B) certifying that such annual financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Guarantor. Notwithstanding the foregoing, Guarantor shall not be required to deliver the quarterly financial statements set forth in subsection (iii) above and Guarantor shall not be required to deliver audited financial statements for any financial statement set forth in this Section 5.2, so long as no Event of Default has occurred or is continuing or Lender does not reasonably believe that any financial statement delivered by Guarantor to Lender pursuant to this Section 5.2 has been falsely made or is inaccurate in any material respect.

Section 5.3 Prohibited Transactions. Guarantor shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate which would reduce the Net Worth of Guarantor, including, without limitation, the payment of any dividend or distribution to a shareholder, partner or member as applicable, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in Guarantor, or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of Guarantor’s assets, or any interest therein.

ARTICLE 6.

MISCELLANEOUS

Section 6.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 6.2 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be delivered by hand or by reputable overnight courier with a tracking service, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) intentionally omitted, (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Starwood Mortgage Capital LLC
1601 Washington Avenue, Suite 800
Miami Beach, Florida 33139
Attention: Ms. Leslie K. Fairbanks

with a copy to:	Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280
Attention: Robert J. Sullivan, Esq.

and with a copy to:	Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086-120
550 Tryon Street, 12th Floor
Charlotte, North Carolina 28202
Attention: Starwood Mortgage Capital LLC — Relationship Manager

If to Guarantor:	Landwin Partners Fund I, LLC
17200 Ventura Boulevard, Suite 206
Encino, California 91316
Attention: Martin Landis

with a copy to:	Brier, Irish, Hubbard & Erhart, P.L.C.
2400 East Arizona Biltmore Circle, Suite 1300
Phoenix, Arizona 85016
Attention: Jeffrey Erhart, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer.

Section 6.3 Governing Law. This Agreement shall be governed, construed, applied and enforced in accordance with the applicable laws of the State of Arizona and the applicable laws of the United States of America.

Section 6.4 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 6.5 Amendments. This Guaranty may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.

Section 6.6 Parties Bound; Assignment. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Lender shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty. Guarantor shall not have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void.

Section 6.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

Section 6.8 Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.9 Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 6.10 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 6.11 Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. HERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER.

Section 6.12 Waiver of Right To Trial By Jury. GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE MORTGAGE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR.

Section 6.13 Cooperation. Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Guarantor shall cooperate with Lender in effecting any such Secondary Market Transaction and shall cooperate to implement all requirements imposed by any of the Rating Agencies involved in any Secondary Market Transaction. Guarantor shall provide such information and documents relating to Guarantor, Borrower, the Property and any tenants of the Property as Lender may reasonably request in connection with such Secondary Market Transaction. In addition, Guarantor shall make available to Lender all information concerning its business and operations that Lender may reasonably request. Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction. It is understood that the information provided by Guarantor to Lender, including any and all financial statements provided to Lender pursuant to Section 5.2 hereof, may ultimately be incorporated into the offering documents for the Secondary Market Transaction and thus various investors and potential investors may also see some or all of the information. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Guarantors in the form as provided by Guarantor. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

Section 6.14 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.15 Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement”, (f) the word “Property” shall include any portion of the Property and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Property, the Leases and/or the Rents and/or in enforcing its rights hereunder.

ARTICLE 7

ARIZONA STATE SPECIFIC PROVISIONS

Section 7.1 Waiver. Guarantor expressly waives the benefit of A.R.S. §§12-1641 et seq. and 44-142 and Ariz. R. Civ. P. 17 (f) or such similar provisions as may be enacted or adopted hereafter.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

LANDWIN PARTNERS FUND I, LLC, a
Delaware limited liability company

By:	Landwin Management, LLC, a Delaware limited liability company
Its:	Manager

By:	Sylvia Inc., a California corporation
Its:	Authorized Signatory

By:	/s/ Martin Landis
Name:	Martin Landis
Title:	CEO